Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (I) THE RESALE OR TRANSFER OF SUCH SECURITIES IS PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS THAT IS EFFECTIVE AT THE TIME OF SUCH RESALE OR TRANSFER, OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase	Warrant Number
shares

Warrant to Purchase Common Stock

of

Pacific Biosciences of California, Inc.

THIS CERTIFIES that                      or any subsequent holder hereof (“Holder”) has the right to purchase from Pacific Biosciences of California, Inc., a Delaware corporation, (the “Company”),                      (                ) fully paid and nonassessable shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below, at any time during the Term (as defined below).

Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1. Date of Issuance and Term.

This Warrant shall be deemed to be issued on February 5, 2013 (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the date that is seven (7) years after the Date of Issuance (the “Term”). This Warrant was issued in conjunction with that certain Facility Agreement (the “Facility Agreement”) and the Registration Rights Agreement (“Registration Rights Agreement”) by and between the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P., each dated February 5, 2013, entered into in conjunction herewith.

Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of shares of Common Stock upon exercise of this Warrant to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”), provided, however, that the 9.985% Cap shall not apply with respect to the issuance of shares of Common Stock pursuant to a Cashless Major Exercise (as defined below) in connection with a Major Transaction (as defined below) covered by the provisions of Section 5(c)(i)(A)(1) below in which the Company is not the surviving entity (a “Qualified Change of Control Transaction”) to the extent that the number of shares beneficially owned by the Holder and its affiliates in the successor entity immediately following consummation of such Qualified Change of Control Transaction does not exceed 9.985% of the outstanding common stock of such successor entity and provided, further, that the 9.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “SEC”), and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a Holder of Warrants, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Holder” means                      and any transferee or assignee pursuant to the terms of this Warrant.

2. Exercise.

(a) Manner of Exercise. During the Term, this Warrant may be Exercised as to all or any lesser number of whole shares of Common Stock covered hereby (the “Warrant Shares” or the “Shares”) upon surrender of this Warrant, with the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, together with the full Exercise Price (as defined below, which may be satisfied by a Cash Exercise or a Cashless Exercise, as each is defined below) for each share of Common Stock as to which this Warrant is Exercised, at the office of the Company, 1380 Willow Road, Menlo Park, CA 94025; Phone: (656) 521-8000, Fax: (650) 644-0348, electronic mail (bdow@pacificbiosciences.com) or at such other office or agency as the Company may designate in writing, by overnight mail, with an advance copy of the Exercise Form sent to the Company by facsimile or electronic mail (such surrender and payment of the Exercise Price hereinafter called the “Exercise” of this Warrant).

(b) Date of Exercise. The “Date of Exercise” of the Warrant shall be defined as the date that the Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile or electronic mail to the Company, provided that the Exercise Form is received by the Company and the Exercise Price is satisfied, each as soon as practicable thereafter. Alternatively, the Date of Exercise shall be defined as the date the original Exercise Form is received by the Company, if Holder has not sent advance notice by facsimile or electronic mail. Upon delivery of the Exercise Form to the Company by facsimile, electronic mail or otherwise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been Exercised, irrespective of the date such Warrant Shares are issued in certificated form or credited to the Holder’s account at the Company’s transfer agent (the “Transfer Agent”); provided, however, that in the event of a Cashless Major Exercise in respect of a Qualified Change of Control Transaction, the Holder shall be deemed to have become the holder of record of the shares issuable upon such exercise immediately prior to the consummation of such Qualified Change of Control Transaction and provided, further, that in the event of a Cashless Major Exercise triggered by an event set forth in Section 5(c)(i)(E), the Holder shall be deemed to have become the holder of record of the shares issuable upon such exercise immediately following the occurrence of the Major Transaction. The Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Exercise Form is delivered to the Company. Execution and delivery of the Exercise Form shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any.

(c) Delivery of Common Stock Upon Exercise. Within three (3) Business Days (for purposes of this Warrant, “Business Days” means days on which banks are open for business in The City of New York and San Francisco, California) after any Date of Exercise, or in the case of a Cashless Major Exercise or a Cashless Default Exercise

(each as defined in Section 5(c) below), within the period provided in Section 5(c)(iv) or Section 3(c), as applicable (the “Delivery Period”), the Company shall issue and deliver (or cause the Transfer Agent to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number of shares of Common Stock (“Exercise Shares”) for the portion of this Warrant converted as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at Exercise representing the number of shares of Common Stock issuable upon such Exercise. The Company warrants that no instructions other than these instructions have been or will be given to the Transfer Agent and that, unless waived by the Holder, the Exercise Shares will be free trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Exercise Shares if the Unrestricted Conditions (as defined below) are met.

(d) Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the end of the Delivery Period (a “Delivery Failure”), the Holder will be entitled to revoke all or part of the relevant Exercise Form by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described herein shall be payable through the date notice of revocation or rescission is given to the Company.

(e) Legends.

(i) Restrictive Legend. The Holder understands that until such time as this Warrant, the Exercise Shares and the Failure Payment Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant, the Exercise Shares and the Failure Payment Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED OTHER THAN (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT THAT IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR (3) PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE.”

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF FEBRUARY 5, 2013, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

(ii) Removal of Restrictive Legends. The certificates evidencing the Exercise Shares and the Failure Payment Shares, as applicable, shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)): (A) pursuant to a sale or disposition pursuant to an effective registration statement that is effective at the time of such disposition or resale covering the disposition or resale of such securities, (B) following any sale or disposition of such Exercise Shares and/or Failure Payment Shares pursuant to Rule 144, (C) if such Exercise Shares and/or Failure Payment Shares are eligible for sale under Rule 144(b)(1), (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC), (E) if at the time of Exercise, the Holder has indicated on the

Exercise Form its intent to sell or dispose of the shares within three (3) Trading Days pursuant to a currently effective registration statement, or (F) if, following the issuance of any Exercise Shares or Failure Payment Shares and while a registration statement covering the resale of such security is effective under the Securities Act, the Holder requests the removal of such legends via facsimile, electronic mail or regular mail and the Holder indicates in such written communication its intent to sell or dispose of the shares pursuant to a currently effective registration statement in accordance with the Securities Act and applicable securities laws (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date if required by the Company’s transfer agent to effect the issuance of the Exercise Shares or the Failure Payment Shares, as applicable, without a restrictive legend or removal of the legend hereunder if the applicable Unrestricted Condition(s) are met and if the removal of such legends is in compliance with the Securities Act. If the Unrestricted Conditions are met at the time of issuance of the Exercise Shares or the Failure Payment Shares, then such Exercise Shares or Failure Payment Shares, as applicable, shall be issued free of all legends regarding registration under the Securities Act. The Company agrees that following the Effective Date at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than three (3) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of a certificate representing Exercise Shares and/or Failure Payment Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

(iii) Sale or Disposition of Unlegended Shares. Holder covenants and agrees (A) that the removal of the restrictive legend from any certificates representing securities as set forth in Section 2(e)(ii) above is predicated upon the Company’s reliance that the Holder has resold or disposed of, or will resell or dispose of, as applicable, any Exercise Shares and/or any Failure Payment Shares, as applicable, pursuant to either a registration statement that meets the registration requirements of the Securities Act covering the resale or disposition of such securities that is effective at the time of such resale or disposition, including any applicable prospectus delivery requirements, or pursuant to an exemption from registration under the Securities Act, (B) that the Holder has resold or disposed of, or will resell or dispose of, as applicable such securities pursuant to either a registration statement that meets the registration requirements of the Securities Act covering the resale or disposition of such securities that is effective at the time of such resale or disposition, including any applicable prospectus delivery requirements, or pursuant to an exemption from registration under the Securities Act, and (C) that if such securities are sold or disposed of pursuant to a registration statement, they will be sold or disposed of in compliance with the plan of distribution set forth therein or an exemption therefrom.

(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant, and, as soon as practical after the Date of Exercise, Holder shall be entitled to receive Common Stock for the number of shares purchased upon such Exercise of this Warrant. If this Warrant is not Exercised in full, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such Common Stock; provided, however, as set forth in Section 2(b), Holder shall not be required to physically surrender this warrant if the Warrant is not Exercised in full.

(g) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise of this Warrant, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant.

(h) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Common Stock issuable upon Exercise or legend removal, or representing Failure Payment Shares, provided the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder, the Company shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon Exercise to the Holder by crediting Holder’s account with the Transfer Agent through DTC’s Deposit Withdrawal Agent Commission (DWAC) system to the extent that such common stock does not bear the restrictive legend set forth in Section 2(e)(i) above. The time periods for delivery described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(i) Buy-In. In addition to any other rights available to the Holder, if the Company fails to cause its Transfer Agent to transmit to the Holder a certificate or certificates, or electronic shares through DWAC, representing the Exercise Shares pursuant to an Exercise on or before the Delivery Period (other than any failure principally caused by the failure of Holder to provide any required information), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue times and (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise to cover the sale of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon Exercise of the Warrant as required pursuant to the terms hereof.

3. Payment of Warrant Exercise Price for Cash Exercise or Cashless Exercise; Cashless Major Exercise and Cashless Default Exercise.

(a) Exercise Price. The Exercise Price (“Exercise Price”) shall initially equal to $2.63 per share, subject to adjustment pursuant to the terms hereof, including but not limited to Section 5 below.

Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:

(i) Cash Exercise: The Holder may exercise this Warrant in cash, bank or cashier’s check, wire transfer or through a reduction of an amount of principal outstanding under any Notes (as defined in the Facility Agreement) in accordance with Section 2.3 of the Facility Agreement, if and to the extent that the Holder is a holder of any Notes issued pursuant to the Facility Agreement, by the Holder (a “Cash Exercise”); or

(ii) Cashless Exercise: The Holder, at its option, may exercise this Warrant in a cashless exercise transaction. In order to effect a Cashless Exercise, the Holder shall surrender this Warrant at the principal office of the Company together with notice of cashless election, in which event the Company shall issue Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

X = Y (A-B)/A

where:	X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(a)(ii), where “Market Price,” as of any date, means the Volume Weighted Average Price (as defined herein) of the Company’s Common Stock during the ten (10) consecutive Trading Day period immediately preceding the date in question.

B = the Exercise Price.

As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price on The NASDAQ Global Market (“NASDAQ”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if NASDAQ is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the Pink OTC Market, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants. “Trading Day” shall mean any day on which the Common Stock is traded for any period on NASDAQ, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise transaction shall be deemed to have been acquired at the time this Warrant was issued, provided, however, that the preceding assumes that there are no future changes to Rule 144 that eliminate the provisions allowing for tacking of holding periods under such circumstances. Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise transaction shall be deemed to have commenced on the date this Warrant was issued.

(b) Cashless Major Exercise: To the extent the Holder shall exercise this Warrant as a Cashless Major Exercise pursuant to Section 5(c)(i) below, the Holder shall send to the Company the Exercise Form indicating that the Holder is exercising this Warrant (or any portion thereof) pursuant to a Cashless Major Exercise, in which event the Company shall issue a number of shares of Common Stock equal to the Black-Scholes Value (as defined in Section 5(c)(iii) below) of the Warrant (or such applicable portion being exercised) divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated. As provided in Section 2(b), the Holder shall only be required to physically surrender this Warrant in the event that the Holder is exercising this Warrant in full.

(c) Cashless Default Exercise: To the extent the Holder exercises this Warrant as a Cashless Default Exercise pursuant to Section 11(b)(i) below, the Holder shall surrender this Warrant to the principal office of the Company together with the Exercise Form indicating that the Holder is exercising this Warrant pursuant to a Cashless Default Exercise, in which event the Company shall issue to the Holder, within five (5) Trading Days of the applicable Default Notice, a number of shares of Common Stock equal to the Black-Scholes Value (as defined in Section 5(c)(iii) below) of the Warrant on the date of such Default Notice divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded for the five (5) Trading Days prior to the date of the applicable Default Notice.

(d) Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, Market Price or any Major Transaction Warrant Early Termination Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Exercise Form or Major Transaction Early Termination Notice, or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld or

(ii) the disputed arithmetic calculation of the Exercise Price, Market Price or any Major Transaction Warrant Early Termination Price to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

4. Transfer and Registration.

(a) Transfer Rights. Subject to the provisions of Sections 2(e) and 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.

(b) Registrable Securities. The Common Stock issuable upon the Exercise of this Warrant has registration rights pursuant to the Registration Rights Agreement, subject to the terms of such agreement.

5. Adjustments Upon Certain Events.

(a) Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if the Holder had Exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(b) Recapitalization or Reclassification. If the Company shall at any time effect a stock split, payment of stock dividend, recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such stock split, payment of stock dividend, recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

(c) Rights Upon Major Transaction.

(i) Major Transaction. In the event that a Major Transaction (as defined below) occurs, then (1) in the case of a Cash-Out Major Transaction and in the case of a Mixed Major Transaction to the extent of the percentage of the cash consideration in the Mixed Major Transaction (determined in accordance with the definition of a Mixed Major Transaction below), in both cases wherein holders of Common Stock will be paid cash consideration, the Holder, at its option, may require the Company to redeem the Holder’s outstanding Warrants in accordance with Sections 5(c)(iii) and 5(c)(iv) below and (2) in the case of all other Major Transactions and in the case of a Mixed Major Transaction to the extent of the percentage of the consideration represented by securities of a Successor Entity in the Mixed Major Transaction, the Holder shall have the right to exercise this Warrant as a Cashless Major Exercise. In the event the Holder shall not have exercised any of its rights under clauses (1) or (2) above within the applicable time periods set forth herein, then the Major Transaction shall be treated as an Assumption (as defined below) in accordance with Section 5(c)(ii) below unless the Holder waives its rights under this Section 5(c) with respect to such Major Transaction. Each of the following events shall constitute a “Major Transaction”:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (other than to the extent the common stock is changed or exchanged to reflect a change in the Company’s jurisdiction of incorporation) (collectively, a “Change of Control Transaction”);

(B) the sale or transfer in one transaction or a series of related transactions of (i) all or substantially all of the assets of the Company to any Person other than a wholly-owned subsidiary of the Company or (ii) assets of the Company for a purchase price equal to more than 50% of the Equity Value (as defined below) of the Company. For purposes of this clause (B), “Equity Value” shall mean (I) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company delivers the Major Transaction Notice (defined below) multiplied by (y) the per share closing price of the Common Stock on such date;

(C) any Person or group, other than the Company and its subsidiaries or any employee benefit plan of the Company or its subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that such Person has become the beneficial owner of shares with a majority of the total voting power of all outstanding voting securities that are entitled to vote generally in the election of the Company’s board of directors, unless such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D(or any successor schedule) under the Exchange Act;

(D) the occurrence of any plan of liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company; or

(E) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

(ii) Assumption. In connection with a Major Transaction that is to be treated as an Assumption pursuant to Section 5(c)(i), any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction (in each case, a “Successor Entity”) shall assume in writing all of the obligations of the Company under this Warrant and the Registration Rights Agreement in accordance with the provisions of this Section 5(c)(ii) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Major Transaction (such consent not to be unreasonably withheld or delayed), including an agreement to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, including, without limitation, representing the appropriate number of shares of the Successor Entity, having similar exercise rights as the Warrants (including but not limited to a similar Exercise Price and similar Exercise Price adjustment provisions based on the price per share or conversion ratio to be received by the holders of Common Stock in the Major Transaction) and similar registration rights as provided by the Registration Rights Agreement, reasonably satisfactory to the Holder. For the avoidance of doubt, the Holder’s reasonable satisfaction referred to in the immediately preceding sentence shall be construed only to apply to confirmation that the warrant and registration rights agreement delivered to the Holder upon an assumption hereunder shall conform to the requirements of this Section 5(c)(ii) and shall not be construed as granting consent rights to the Holder with respect to the decision of the Company to enter into such transaction or to permit the Holder to demand any additional consideration in respect of this Warrant other than as provided herein. Upon the occurrence of any Major Transaction, any Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Major Transaction, the provisions of this Warrant and the Registration Rights Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Major Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise or redemption of this Warrant at any time after the consummation of the Major Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants prior to such Major Transaction, such shares of capital stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Major Transactions and shall be applied without regard to any limitations on the exercise of this Warrant other than any applicable beneficial ownership limitations. Any assumption of Company obligations under this paragraph shall be referred to herein as an “Assumption”

(iii) Notice; Major Transaction Early Termination Right; Notice of Cashless Major Exercise. At least thirty (30) days prior to the consummation of any Major Transaction, but, in any event, within five (5) Business Days following the first to occur of (x) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Major Transaction Notice”). At any time during the period beginning after the Holder’s receipt of a Major Transaction Notice and ending five (5) Trading Days prior to the consummation of such Major Transaction (the “Early Termination Period”), the Holder may require the Company to redeem (an “Early Termination Upon Major Transaction”) all or any portion of this Warrant not eligible to be treated as a Cashless Major Exercise (without taking into consideration the 9.985% Cap) by delivering written notice thereof (“Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of the principal amount (the “Early Termination Principal Amount”) of the Warrant that the Holder is electing to have redeemed. The portion of this Warrant subject to early termination pursuant to this Section 5(c)(iii) (the “Redeemable Shares”), shall be redeemed by the Company at a price (the “Major Transaction Warrant Early Termination Price”) payable in cash equal to the “Black Scholes Value” of the Redeemable Shares determined by use of the Black Scholes Option Pricing Model using the criteria set forth in Schedule 1 hereto (the “Black Scholes Value”).

To the extent the Holder shall elect to effect a Cashless Major Exercise in respect of a Major Transaction, the Holder shall deliver its Exercise Form in accordance with Section 3(b), within the Early Termination Period.

(iv) Payment of Major Transaction Warrant Early Termination Price. Following the receipt of a Major Transaction Early Termination Notice or a Cashless Major Exercise from the Holder, the Company shall not effect a Major Transaction that is being treated as an early termination or is eligible to be treated as a Cashless Major Exercise unless it obtains the written agreement of the Successor Entity that the payment of the Major Transaction Warrant Early Termination Price shall be made to the Holder concurrently with the consummation of such Major Transaction or issuance of the applicable Exercise Shares shall be made to the Holder immediately prior to the consummation of such Major Transaction, as applicable. The Company shall (i) concurrently upon closing of such Major Transaction, pay the Major Transaction Warrant Early Termination Price to the Holder or, (ii) immediately prior to the closing of such Major Transaction, deliver the applicable Exercise Shares to the Holder, as applicable.

Notwithstanding anything to the contrary in this Section 5, until the Major Transaction Warrant Early Termination Price is paid in full, this Warrant may be exercised, in whole or in part, by the Holder into shares of Common Stock, or in the event the Exercise Date is after the consummation of the Major Transaction, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 5(c). The parties hereto agree that in the event of the Company’s early termination of any portion of the Warrant under this Section 5(c), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any premium due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

For purposes hereof:

“Cash-Out Major Transaction” means a Major Transaction in which the consideration that will be paid to holders of Common Stock in connection with the Major Transaction consists solely of cash.

“Cashless Default Exercise” shall mean an exercise of this Warrant as a “Cashless Default Exercise” in accordance with Section 3(c) and 11(b) hereof.

“Cashless Major Exercise” shall mean an exercise of this Warrant or portion thereof as a “Cashless Major Exercise” in accordance with Section 3(b) and 5(c)(i) hereof.

“Eligible Market” means the over the counter Bulletin Board, the New York Stock Exchange, Inc., the NYSE Arca, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the NYSE Alternext U.S.

“Mixed Major Transaction” means a Major Transaction in which the consideration that will be paid to the shareholders of the Company consists partially of cash and partially of securities of a Successor Entity. If the Successor Entity is a Publicly Traded Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be equal to the percentage that the value of the aggregate anticipated number of shares of the Publicly Traded Successor Entity to be issued to holders of Common Stock of the Company represents in comparison to the aggregate value of all consideration, including cash consideration, in such Mixed Major Transaction, as such values are set forth in any definitive agreement for the Mixed Major Transaction that has been executed at the time of the first public announcement of the Major Transaction or, if no such value is determinable from such definitive agreement, based on the closing market price for shares of the Publicly Traded Successor Entity on its principal securities exchange on the Trading Day preceding the first public announcement of the Mixed Major Transaction. If the Successor Entity is a Private Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be determined in good-faith by the Company’s Board of Directors.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Private Successor Entity” means a Successor Entity that is not a Publicly Traded Successor Entity.

“Publicly Traded Successor Entity” means a Successor Entity that is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (as defined above).

“Successor Entity” means any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction, or if the Warrant is to be exercisable for shares of capital stock of its Parent Entity (as defined above), its Parent Entity.

(d) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3(a) of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock.

(e) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(f) Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to the Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request of the Holder (which shall occur no more than once a week), furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the

Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(f), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holder would be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether the Holder accurately refers to the adjusted Exercise Price in the Exercise Form.

6. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, and upon Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the Company shall make a cash payment to Holder equal to the Exercise Price multiplied by such fraction.

7. Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization Failure”) (based on the Exercise Price in effect from time to time), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person.

8. Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration or qualification under applicable state laws. None of the Warrant, the Exercise Shares or Failure Payment Shares may be pledged, transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws including, without limitation, a so-called “4(1) and a half” transaction and in compliance with the provisions of Section 2(e) of this Warrant.

(b) Assignment. Subject to Section 8(a), the Holder may sell, transfer, assign, pledge, or otherwise dispose of this Warrant, in whole or in part (a “Transfer”). Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within three (3) Business Days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares to the extent that such Transfer complies with the provisions of this Warrant. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(1) and half” transaction.

9. Noncircumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, subject to Section 5(c)(ii) above.

10. Event of Failure; Definition of Black Scholes Value.

(a) Definition.

The occurrence of each of the following shall be considered to be an “Event of Failure.”

(i) a Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to use its best efforts to deliver Exercise Shares to the Holder within any applicable Delivery Period;

(ii) a Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to use its best efforts to issue Exercise Shares without a restrictive legend, or fails to use its best efforts to remove a restrictive legend, when and as required under Section 2(e) hereof;

(iii) Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to use its best efforts to deliver a Warrant within any applicable Transfer Delivery Period; and

(iv) a Registration Failure (as defined below).

For purpose hereof, “Registration Failure” means that (A) the Company fails to use its best efforts to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, (B) the Company fails to use its reasonable commercial efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), and if such Registration Statement is not so filed prior to the Registration Deadline, as soon as possible thereafter, of any Registration Statement (as defined in the Registration Rights Agreement) that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to use reasonable commercial efforts to keep such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to use its best efforts to file any additional Registration Statements required to be filed pursuant to Section 2(a)(ii) of the Registration Rights Agreement on or before the Additional Filing Deadline or fails to use its reasonable commercial efforts to cause such new Registration Statement to become effective on or before the Additional Registration Deadline, and if such effectiveness does not occur within such period, as soon as possible thereafter, (D) the Company fails to use its best efforts to file any amendment to any Registration Statement, or any additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement within twenty (20) days of the applicable Registration Trigger Date (as defined in the Registration Rights Agreement), or fails to use its reasonable commercial efforts to cause such amendment and/or new Registration Statement to become effective within sixty (60) days of the applicable Registration Trigger Date, and, if such effectiveness does not occur within such period, as soon as possible thereafter, or (E) any Registration Statement required to be filed under the Registration Rights Agreement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to use its best efforts file and use reasonable commercial efforts to obtain effectiveness with the SEC of an additional Registration Statement or amended Registration Statement required pursuant to Sections 2(a)(ii) or 3(b) of the Registration Rights Agreement, as applicable, or otherwise).

(b) Failure Payments; Black-Scholes Determination. The Company understands that any Event of Failure (as defined above) could result in economic loss to the Holder. In the event that an Event of Failure occurs, as compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder an amount payable, at the Company’s option, either (i) in cash or (ii) in shares of Common Stock that are valued for these purposes at the Volume Weighted Average Price on the date of such calculation (“Failure Payments”), in each case equal to 15% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes value (as determined below) of the remaining unexercised portion of this Warrant on the date of such Event of Failure (as recalculated on the first Business Day of each month thereafter for as long as Failure Payments shall continue to accrue), which shall accrue daily from the date of such Event of Failure until the Event of Failure is cured, accruing daily (simple interest), provided, however, the Holder shall only receive up to such amount of shares of Common Stock in respect of Failure Payments such that Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 9.985% of the total number of shares of Common Stock of the Company then issued and outstanding. For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount is paid in full.

Notwithstanding the above, in the event that the Company (i) has, by the Filing Deadline (as defined the Registration Rights Agreement) filed a Registration Statement (as defined in the Registration Rights Agreement) covering the number of shares required by the Registration Rights Agreement, and (ii) has responded in writing to any comments to the Registration Statement that the Company has received from the SEC, within fifteen (15) Business Days of such receipt, and nevertheless the SEC has not declared effective a Registration Statement covering the full number of Warrant Shares issuable upon exercise of the Warrants by the Registration Deadline (as defined in the Registration Rights Agreement) then, the Failure Payments attributable to such late Registration Effectiveness shall be reduced from 15% to 12% (calculated as set forth above). The Company shall satisfy any Failure Payments under this Section pursuant to Section 10(c) below. Failure Payments are in addition to any Shares that the Holder is entitled to receive upon Exercise of this Warrant.

For purposes hereof, the “Black-Scholes” value of a Warrant shall be determined by use of the Black Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto.

(c) Payment of Accrued Failure Payments. The Failure Payment Shares representing accrued Failure Payments for each Event of Failure shall be issued and delivered on or before the fifth (5th) Business Day of each month following a month in which Failure Payments accrued. Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payment, for that Event of Failure only, shall be considered to have been satisfied upon payment to the Holder of an amount equal to the greater of (i) the Failure Payment, or (ii) the Default Amount, payable in accordance with Section 11.

(d) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

11.	Damages.

(a) Events Of Default. Each of the following events shall be considered to be an “Event of Default,” unless waived by the Holder:

(i) Failure To Effect Registration. With respect to all Registration Failures, a Registration Failure occurs and remains uncured for a period of more than sixty (60) days, and such Registration Failure relates solely to the Company’s failure to have the Registration Statement declared effective by the Registration Deadline (as defined in the Registration Rights Agreement) and with respect to a Registration Failure provided in clause (E) of the definition of “Registration Failure”, such Registration Failure occurs and remains uncured for a period of more than sixty (60) days.

(ii) Failure To Deliver Common Stock. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than thirty (30) days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to the Holder upon Exercise by the Holder of the Exercise rights of the Holder in accordance with the terms of this Warrant.

(iii) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of thirty (30) days.

(iv) Major Transaction. (A) The Company has failed to obtain the written agreement of the Successor Entity as described in Section 5(c)(iv), or (B) with respect to a Major Transaction that is to be treated as an Assumption under the terms hereof, the Company has failed to meet the Assumption requirements of Section 5(c)(ii).

(v) Transfer Delivery Failure. A Transfer Delivery Failure (as defined above) occurs and remains uncured for a period of thirty (30) days.

(b) Mandatory Early Termination.

(i) Mandatory Early Termination Amount; Cashless Default Exercise. If any Events of Default shall occur then, unless waived by the Holder, upon the occurrence and during the continuation of any Event of Default, at the option of the Holder, such option exercisable through the delivery of written notice to the Company by such Holder (the “Default Notice”), the Company shall have the right to terminate the outstanding amount of this Warrant and pay to the Holder (a “Mandatory Early Termination”), in full satisfaction of its obligations hereunder by delivery of a notice to such effect to the Holder within two (2) Business Days following receipt of the Default Notice, an amount payable in cash (the “Mandatory Early Termination Amount” or the “Default Amount”) equal to the Black-Scholes value (as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the date of such Default Notice. In the event the Company does not exercise its right to consummate a Mandatory Early Termination, then the Holder shall have the right to exercise this Warrant pursuant to a Cashless Default Exercise in accordance with Section 3(c) above.

The Mandatory Early Termination Amount shall be payable within five (5) Business Days following the date of the applicable Default Notice.

(c) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Early Termination shall give rise to liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Holder, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

(d) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Facility Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12. Holder’s Early Termination.

(a) Mechanics of Holder’s Early Terminations. In the event that the Company does not deliver the Major Transaction Warrant Early Termination Price or Default Amount or the Exercise Shares, as applicable, in respect of a Cashless Major Exercise or a Cashless Default Exercise, as the case may be, to the Holder within the time period or as otherwise required pursuant to the terms hereof, at any time thereafter the Holder shall have the option, upon notice to the Company, in lieu of early termination, Cashless Major Exercise or Cashless Default Exercise, as the case may be, to require the Company to promptly return to the Holder all or any portion of this Warrant that was submitted for early termination or exercise. Upon the Company’s receipt of such notice, (x) the applicable early termination or exercise, as the case may be, shall be null and void with respect to such applicable portion of this Warrant, (y) the Company shall immediately return this Warrant, or issue a new Warrant to the Holder representing the portion of this Warrant that was submitted for early termination or exercise and (z) the Exercise Price of this Warrant or such new Warrant shall be adjusted to Exercise Price as in effect on the date on which the applicable early termination, default or Exercise Form, as the case may be, is voided. The Holder’s delivery of a notice voiding an early termination or exercise and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.

13. Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

14. Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced non-exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other out-of-pocket costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

15. Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

16. Notice or Demands.

Except as otherwise provided herein, notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by overnight delivery with a nationally recognized overnight courier service, certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

17. Limitation on Issuance of Common Stock.

Notwithstanding anything herein to the contrary, the maximum number of shares of Common Stock issued or issuable pursuant to this Warrant and all other Warrants issued pursuant to Section 2.10 of the Facility Agreement may not exceed 11,178,026 shares of Common Stock (as appropriately adjusted to reflect any stock splits).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the                                              , 2013.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:
Print Name:
Title:

EXHIBIT A

EXERCISE FORM FOR WARRANT

TO: PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

CHECK THE APPLICABLE BOX:

☐	Cash Exercise or Cashless Exercise

The undersigned hereby irrevocably exercises Warrant Number                  (the “Warrant”) with respect to [                ] shares of Common Stock (the “Common Stock”) of Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), and, if pursuant to a Cashless Exercise, herewith makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

[IF APPLICABLE: The undersigned hereby encloses $         as payment of the Exercise Price. The undersigned hereby represents and warrants that it would qualify as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).]

[IF APPLICABLE: The undersigned hereby agrees to cancel $         of principal outstanding under Notes of the Company held by the Holder.]

☐	Cashless Major Exercise

The undersigned hereby irrevocably exercises the Warrant with respect to     % of the Warrant currently outstanding pursuant to a Cashless Major Exercise in accordance with the terms of the Warrant.

☐	Cashless Default Exercise

The undersigned hereby irrevocably exercises the Warrant pursuant to a Cashless Default Exercise, in accordance with the terms of the Warrant.

1. The undersigned requests that any stock certificates for such shares be issued free of any restrictive legend, if appropriate, and, if requested by the undersigned, a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

[IF APPLICABLE: The undersigned intends to sell or dispose of such shares within three (3) Trading Days pursuant to a currently effective registration statement.]

2. Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated:

Signature

Print Name

Address

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase                  shares of the Common Stock of Pacific Biosciences of California, Inc., a Delaware corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint                      attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT C

FORM OF OPINION

            , 20

Pacific Biosciences of California, Inc.

1380 Willow Road

Menlo Park, CA 94025

Re:	Pacific Biosciences of California, Inc. (the “Company”)

Dear Sir:

[                    ] (“[                    ]”) intends to transfer                  Warrants (the “Warrants”) of the Company to                      (“                    ”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Warrants by                      to                      may be effected without registration under the Securities Act, provided, however, that the Warrants to be transferred to                      contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Warrants is subject to a stop order.

The foregoing opinion is furnished only to                      and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

[FORM OF INVESTOR REPRESENTATION LETTER]

            , 20

Pacific Biosciences of California, Inc.

1380 Willow Road

Menlo Park, CA 94025

Gentlemen:

                     (“        ”) has agreed to purchase                  Warrants (the “Warrants”) of Pacific Biosciences of California, Inc., (the “Company”) from [                    ] (“[                    ]”). We understand that the Warrants are “restricted securities.” We represent and warrant that                  is a sophisticated institutional investor that would qualify as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

                     represents and warrants as of the date hereof as follows:

1. That it is acquiring the Warrants and the shares of common stock, $0.001 par value per share underlying such Warrants (the “Exercise Shares”) solely for its account for investment and not with a view to or for sale or distribution of said Warrants or Exercise Shares or any part thereof.                      also represents that the entire legal and beneficial interests of the Warrants and Exercise Shares                      is acquiring is being acquired for, and will be held for, its account only;

2. That the Warrants and the Exercise Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Company is to be effected.                      realizes that the basis for the exemption may not be present if, notwithstanding its representations,                      has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities.                      has no such present intention;

3. That the Warrants and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.                      recognizes that the Company has no obligation to register the Warrants, or to comply with any exemption from such registration;

4. That neither the Warrants nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations;

5. That it will not make any disposition of all or any part of the Warrants or Exercise Shares in any event unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(ii)                      shall have notified the Company of the proposed disposition and, in the case of a sale or transfer in a so called “4(1) and a half” transaction, shall have furnished counsel to the Company with an opinion of counsel, reasonably satisfactory to counsel to the Company.

We acknowledge that the Company will place stop orders with respect to the Warrants and the Exercise Shares, and if a registration statement is not effective, the Exercise Shares shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED OTHER THAN (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT THAT IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR (3) PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE.”

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF FEBRUARY 5, 2013, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

At any time and from time to time after the date hereof,                      shall, without further consideration, execute and deliver to [                    ] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.

Very truly yours,

Schedule 1

Black-Scholes Value

	Calculation Under Section 5(c)(iii)	Calculation Under Section 10(b) or 11(b)

Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which the Warrant may be exercised.	Number of calendar days from date of the Event of Failure until the last date on which the Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.

Cost to Borrow	Zero	Zero

Volatility

If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the historical volatility for the 30 Trading Day period ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg, up to a maximum of fifty percent (50%).

If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the historical volatility for the 30 Trading Day period ending on the next succeeding Trading Day following the date of such first public announcement, obtained from the HVT or similar function on Bloomberg, up to a maximum of fifty percent (50%).

The historical volatility for the 30 Trading Day period ending on the date of such determination, obtained from the HVT or similar function on Bloomberg.

Stock Price	The closing price of the Common Stock on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated.	The volume Weighted Average Price on the date of such calculation.

Dividends	Zero.	Zero.

Strike Price	Exercise Price as defined in section 3(a).	Exercise Price as defined in section 3(a).